                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant  /X/

     Filed by a Party other than the Registrant  / /

     Check the appropriate box:

     / /  Preliminary Proxy Statement

     / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     /X/  Definitive Proxy Statement

     / /  Definitive Additional Materials

     / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SYNC RESEARCH, INC.
                (Name of Registrant as Specified in Its Charter)

                               SYNC RESEARCH, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of filing fee (Check the appropriate box):
     /X/  No fee required.

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     / /  Fee paid with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

                               SYNC RESEARCH, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  June 13, 1997
TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sync Research, Inc. (the "Company") will be held on Friday, June 13, 1997, at 2:00 p.m., local time, at the Marriott Suites, 500 Bayview Circle, Newport Beach, California 92660 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 16, 1997, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope.
                                   FOR THE BOARD OF DIRECTORS

                                   /s/ Ronald J. Scioscia
                                   ------------------------------
                                   Ronald J. Scioscia,
                                   Secretary

Irvine, California
April 30, 1997

                               SYNC RESEARCH, INC.

                                ----------------

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Sync Research, Inc. (the "Company"), for use at the annual meeting of stockholders to be held on Friday, June 13, 1997 (the "Annual Meeting"), at 2:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purpose set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Marriott Suites, 500 Bayview Circle, Newport Beach, California, 92660. The Company's principal executive offices are located at 40 Parker, Irvine, California 92618. The Company's telephone number at that location is (714) 588-2070.

     THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES (BUT NOT EXHIBITS) WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO RONALD J. SCIOSCIA, VICE PRESIDENT OF FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, SYNC RESEARCH, INC., 40 PARKER, IRVINE, CALIFORNIA 92618 (TELEPHONE NUMBER (714) 588-2070). EXHIBITS TO THE ANNUAL REPORT MAY BE OBTAINED ON WRITTEN REQUEST TO MR. SCIOSCIA AND PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS.

SOLICITATION

     These proxy solicitation materials were mailed on or before April 30, 1997 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Ronald J. Scioscia) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the meeting of stockholders and voting in person.

VOTING

     Each share of Common Stock entitles its holder to one vote on matters to be acted upon at the meeting, including the election of directors.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted (i) for the election of the directors indicated; (ii) for ratification of the appointment of the designated independent public accountants; and (iii) as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote").
Abstentions and broker non-votes are each tabulated separately. The Inspector of Elections will determine whether or not a quorum is present at the Annual Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of the majority of shares entitled to vote and present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In determining whether a proposal has been approved, abstentions of shares that are entitled to vote are treated as present in person or represented by proxy, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes of shares that are entitled to vote are not treated as present in person or represented by proxy for purposes of voting on such proposal, and hence have no effect on the vote for such proposal.

RECORD DATE AND SHARE OWNERSHIP

     Only stockholders of record at the close of business on April 16, 1997, are entitled to notice of and to vote at the meeting. At the record date, 17,093,150 shares of the Company's Common Stock, with a par value of $.001 per share, were issued and outstanding.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than Wednesday, December 31, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

NOMINEES

     The Company's bylaws currently provide for a Board of Directors of seven members, however the bylaws have been amended to decrease the size of the Board to five members effective immediately prior to the Annual Meeting in order to reflect the resignations of Douglas Carlisle and Robert J. Finocchio, Jr., who are not standing for reelection to the Board at the Annual Meeting. A board of five directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, their ages as of March 14, 1997, and certain other information about them are set forth below:


                                                                                                                     DIRECTOR
 NAME OF NOMINEE                              AGE                PRINCIPAL OCCUPATION                                 SINCE
 ---------------                              ---                --------------------                                 -----
 Gregorio Reyes                                56        Chairman of the Board of Directors                            1995

 John H. Rademaker                             49        Chief Executive Officer and Director                          1981

 Roger A. Dorf                                 54        President, Chief Operating Officer and Director               1996

 Charles A. Haggerty                           55        Chairman, President and Chief Executive Officer of            1995
                                                         Western Digital Corp.

 William J. O'Meara                            59        Investor                                                      1995

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years.

     MR. REYES has served as Chairman of the Company's Board of Directors since January 1995. From 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. Previously, he was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies, a wafer stepper company. Mr. Reyes currently also serves as a director of Diamond Multimedia Systems, Inc., C-Cube Microsystems, Inc. and several privately-held companies. Mr. Reyes received a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and an M.S. in Management from the Stevens Institute of Technology.

     MR. RADEMAKER, a founder of the Company, has served as the Company's Chief Executive Officer and as a director since the Company's inception in 1981, and as President from inception to March 1996. Mr. Rademaker received his B.S. in Sociology from the University of California, Berkeley.

     MR. DORF joined the Company as President and Chief Operating Officer in March 1996. From February 1994 to March 1996, Mr. Dorf was President of AT&T Network Systems Group (Caribbean and Latin America), a networking systems company. Previously, he was Vice President of Sales and Marketing of AT&T Paradyne, a networking systems company, from March 1993 to January 1994, and Chief Operating Officer of AT&T Paradyne, from August 1991 to February 1993. From 1965 to 1986, Mr. Dorf held a variety of positions with International Business Machines Corporation ("IBM"), including Site General Manager of Entry Systems Division. Mr. Dorf holds a B.S. in Mechanical Engineering from University of Missouri, Rolla and received a Masters of Science in Manufacturing Engineering from Boston University.

     MR. HAGGERTY has served as a member of the Company's Board of Directors since June 1995. He has served as Chairman, President and Chief Executive Officer of Western Digital Corp. ("Western Digital"), a manufacturer of disk drives, since July 1992. From June 1992 through June 1993, Mr. Haggerty served as President and Chief Operating Officer of Western Digital. Mr. Haggerty also serves as a director of Pentair, Inc. and Beckman Instruments. He received a B.A. in Business and Social Science from the University of St. Thomas.

     MR. O'MEARA has served as a member of the Company's Board of Directors since January 1995. From July 1995 to February 1997, Mr. O'Meara served as Vice Chairman of C-Cube Microsystems, Inc. ("C-Cube"), a provider of digital video compression solutions, and he served as a director of C-Cube from 1991 to February 1997. In addition, Mr. O'Meara served as President and Chief Executive Officer of C-Cube from September 1991 to June 1995. In February 1997, Mr. O'Meara resigned as Vice Chairman and a director of C-Cube. Previous positions include Chairman, Chief Executive Officer and President of Headland Technology, Inc., an entity affiliated with LSI Logic Corporation ("LSI Logic"), a semiconductor company. Mr. O'Meara co-founded LSI Logic in January 1981 and served as Vice President of Worldwide Sales and Marketing until founding Headland Technology. Mr. O'Meara holds a B.S. in Military Sciences from the U.S. Military Academy in West Point, New York.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of twelve meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     During 1996, the Audit Committee of the Board of Directors consisted of Robert J. Finocchio, Jr. and Gregorio Reyes, two of the Company's non-employee directors. Mr. Finocchio is not standing for re-election as a member of the Board at the Annual Meeting. The Audit Committee had one meeting during 1996. The members of the Audit Committee also meet informally periodically with management and the Company's independent public accountants to review internal auditing procedures and the adequacy of internal controls.

     During 1996, the Compensation Committee of the Board of Directors consisted of Douglas C. Carlisle, Charles Haggerty, William O'Meara and Gregorio Reyes (all of whom are currently outside directors) until August 22, 1996, when
Mr. Reyes resigned from the Compensation Committee. (In addition, Mr. Carlisle is not standing for re-election as a member of the Board at the Annual Meeting.) The Compensation Committee met three times during 1996. The Compensation Committee, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees, administers the various incentive compensation and benefit plans (including the Company's stock purchase and stock option plans) and recommends policies relating to such plans. The Compensation Committee has exclusive authority to award grants of options or restricted stock to executive officers of the Company, pursuant to the 1991 Stock Plan.

     During 1996, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he serves.

COMPENSATION OF DIRECTORS

     Mr. Reyes, the Chairman of the Board of Directors, received $72,000 ($6,000 per month) during 1996 pursuant to a consulting agreement with the Company. Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings. Nonemployee directors of the Company will automatically be granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan").

Under the Directors' Plan, each nonemployee director who is elected to the Board for the first time on or after November 9, 1995 will receive an option to purchase 20,000 shares of Common Stock on the date on which he or she first becomes a nonemployee director. Thereafter, on the date of each annual stockholders meeting each nonemployee director, including directors who were serving on the Board prior to November 9, 1995, shall be granted an additional option to purchase 5,000 shares of Common Stock if, on such date, he or she has served on the Board for at least six months and remains a director as of the end of such date. Each option becomes exercisable at the rate of 25% of the total number of shares subject to such option on the first annual anniversary of the grant date, and 1/48th of the total number of shares at the end of each month thereafter. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. Messrs. Carlisle, Finocchio, Haggerty, O'Meara and Reyes each received options to purchase 5,000 shares pursuant to the Directors' Plan in 1996. Subject to their election to the Board of Directors by the stockholders at the Annual Meeting, Messrs. Haggerty, O'Meara and Reyes will each be automatically granted an option to purchase 5,000 shares of Common Stock on the date of the Annual Meeting. There are no family relationships among the directors or executive officers of the Company.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The five nominees receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS FOR THE ENSUING YEAR AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

PROPOSAL NO. 2:  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required for approval of the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 18, 1997, as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the four other most highly compensated executive officers who earned salary and bonus in excess of $100,000 in 1996 (the "Named Executive Officers") and (iv) all directors and executive officers as a group.

                                                          SHARES BENEFICIALLY
      5% STOCKHOLDERS, DIRECTORS, NAMED EXECUTIVE              OWNED(1)
               OFFICERS, AND DIRECTORS AND                -------------------
              EXECUTIVE OFFICERS AS A GROUP               NUMBER      PERCENT
      -------------------------------------------         ------      -------

 John H. Rademaker (2)                                   803,804        4.7%
 40 Parker
 Irvine, CA 92618

 Louis Zimmerman (3)                                     946,813        5.6%
 40 Parker
 Irvine, CA 92618

 3Com Corporation (4)                                   1,050,000       6.2%
 5400 Bayfront Plaza
 Santa Clara, CA 95052

 Gregorio Reyes (5)                                      281,459        1.7%

 Douglas C. Carlisle (6)                                  90,970         *

 Robert J. Finocchio, Jr. (7)                           1,050,000       6.2%

 Nicholas Redding (8)                                    114,583         *

 Charles A. Haggerty                                      50,000         *

 William J. O'Meara                                       50,000         *

 Todd Krautkremer (9)                                     67,928         *

 Roger A. Dorf (10)                                      150,187         *

 Dominic Genovese (11)                                    50,000         *

 All directors and executive officers as a group        2,786,243      15.9%
 (13 persons) (2)(5)(6)(7)(8)(9)(10)(11)(12)
---------------
*    Less than 1 percent.

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 18,

     1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 200,000 shares held in trusts or by custodians for the benefit of Mr. Rademaker's children. Mr. Rademaker disclaims beneficial ownership of such shares.

(3) Includes 40,000 shares held in trust for the benefit of Mr. Zimmerman's children. Mr. Zimmerman disclaims beneficial ownership of such shares.

(4) Robert J. Finocchio, Jr., a director of the Company, was an officer of 3Com Corporation ("3Com") at March 18, 1996. Due to his position with 3Com,
     Mr. Finocchio may be deemed to be a beneficial owner of shares held by 3Com. Mr. Finocchio disclaims beneficial ownership of such shares. On April 14, 1997, 3Com announced that Mr. Finocchio was leaving 3Com for personal reasons and would complete his transition out of the Company on May 31, 1997. Mr. Finocchio is not standing for re-election as a member of the Board at the Annual Meeting.

(5) Consists of 281,459 shares held in the name of Gregorio Reyes & Vanessa F. Reyes, Trustees of the Gregorio Reyes and Vanessa F. Reyes Trust, u/a dtd April 22, 1983.

(6) Includes 50,000 shares held by MV Management IV, L.P. Douglas C. Carlisle, a director of the Company, is a general partner of MV Management IV, L.P. Mr. Carlisle may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares, except to the extent of his interest in MV Management IV, L.P. Mr. Carlisle is not standing for re-election as a member of the Board at the Annual Meeting.

(7) Consists of 1,050,000 shares held by 3Com, including 50,000 shares transferred to 3Com by Mr. Finocchio subsequent to his purchase of such shares from the Company. Mr. Finocchio disclaims beneficial ownership of all such shares. On April 14, 1997, 3Com announced that Mr. Finocchio was leaving 3Com for personal reasons and would complete his transition out of the Company on May 31, 1997. Mr. Finocchio is not standing for re-election as a member of the Board at the Annual Meeting.

(8) Consists of 114,583 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 18, 1997. Mr. Redding resigned from the Company, effective March 31, 1997.

(9) Consists of 67,928 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 18, 1997.

(10) Includes 142,187 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 18, 1997.

(11) Consists of 50,000 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 18, 1997.

(12) Includes 460,010 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 18, 1997.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 12 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

REPORT OF COMPENSATION COMMITTEE

     During 1996, the Compensation Committee of the Board consisted of Messrs. Carlisle, Haggerty, O'Meara and Reyes, each of whom are nonemployee directors, until August 22, 1997, when Mr. Reyes resigned from the Compensation Committee. (In addition, Mr. Carlisle is not standing for re-election to the Board.) The Compensation Committee, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees, administers the various incentive compensation and benefit plans (including the Company's stock purchase and stock option plans) and recommends policies relating to such plans. The Compensation Committee also has the exclusive responsibility for granting options and stock purchase rights under the 1991 Stock Plan to executive officers and eligible directors. The Compensation Committee will annually evaluate the performance and determine compensation and long-term equity incentives of the Chief Executive Officer (the "CEO"), and will review and approve the CEO's compensation recommendation for other executive officers of the Company.

     The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for a quarterly or annual bonus based on overall Company performance as well as individual performance and
(3) stock and/or option grants which provide the executive officers with the opportunity to build a meaningful stake in the Company, and which stock and/or options are granted with the objective of aligning executive officers' long-range interests with those of the stockholders and encouraging the achievement of superior results over time. The second and third elements of the compensation program constitute the "at risk" components.

     The Company believes that, in order to attract and retain talented individuals, it is important to set the base salaries of its executives at levels that are competitive with those of companies in similar industries, of comparable size and in the Company's same geographic area. As an aid in setting executive compensation for 1997, the Company analyzed the American Electronics Association 1996 Executive Compensation Survey with particular emphasis on companies in the telecommunications industry with similar sales levels. The Company views these companies as an appropriate peer index for executive compensation because it expects to continue to draw its executives from this industry and because these companies represent the Company's principal competitors for qualified executive-level employees. Due to the substantial decline in fair market value of the Company's Common Stock over the last year, Mr. Dorf, the President and Chief Operating Officer, has requested that his 1997 annual base salary be reduced by ten percent (10%) from his 1996 base salary and that his base salary remain at such level until the Company achieves profitability. The Compensation Committee has implemented Mr. Dorf's request.

     ANNUAL OR QUARTERLY CASH BONUSES

     The Company historically has not had a formal cash bonus program for executive officers, although cash bonuses have been paid from time to time in the past to selected executive officers in recognition of superior individual performance. For fiscal 1996, Messrs. Genovese and Berlin and Ms. Ratta received bonuses based upon the Company's achievement of certain sales and operational milestones during the year. None of the other executive officers of the Company earned bonuses during fiscal 1996. The Company currently anticipates that Mr. Krautkremer and one other marketing officer may earn bonuses in 1997 equal to a certain percent of their respective salaries if they meet certain revenue objectives.

     Because stock options and stock grants provide an incentive for executives to maximize stockholder value over time, stock options and stock grants are a key means of aligning the interests of management and stockholders. Value accrues to executives only as the value of the Company's stock appreciates. The Company's standard vesting schedule for all employee options (including options granted to executive officers) is as follows: 25% of the total number of shares subject to the option vest one year after the date of grant and 1/48th of the total number of shares subject to the option vest at the end of each month thereafter. These vesting schedules are intended to encourage a long-term commitment to the Company by its executive officers. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executives in the Company and at other companies in the telecommunications industry. In 1996, the Company granted incentive stock options under the 1991 Stock Plan to three new executive officers, Messrs. Dorf (525,000 shares), Genovese (200,000 shares) and Berlin (130,000 shares), and to two other executive officers, Mr. Krautkremer (50,000 shares) and Ms. Ratta (40,000 shares). These options, along with other employee and consultant options, were repriced in April 1997. See discussion below under "Option Repricing."

     The Compensation Committee will meet during the year and will consult as needed with the Company's CEO to establish the compensation program for the next year and to evaluate the effectiveness of the Company's compensation program in meeting its objectives. Additionally, the Compensation Committee may hold special meetings to approve the compensation of a newly hired executive or an executive whose scope of responsibility has significantly changed. Compensation for executive officers will be based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of the Company's Chief Executive Officer, sets his base compensation and determines bonuses and awards stock or option grants, if any.

     John H. Rademaker has served as CEO of the Company since its inception in 1981 and, as a founder of the Company, owns a significant number of shares of Common Stock of the Company (representing approximately 4.7% of the outstanding shares of Common Stock as of March 18, 1997), all of which shares are currently vested. The Board of Directors has historically considered Mr. Rademaker's significant ownership stake in the Company to be a very important element of his compensation, with the value of such equity accruing to Mr. Rademaker only as the value of the Company's stock appreciates. The Board of Directors has periodically reviewed Mr. Rademaker's cash compensation. Mr. Rademaker's base salary was most recently revised in 1994, when it was increased to $175,000 per year. Mr. Rademaker has never received a cash bonus. In addition, given the number of shares of Common Stock owned by Mr. Rademaker, he has not received additional stock or option grants subsequent to the founding of the Company.

     The Compensation Committee determines the CEO's base salary after evaluating a number of factors, including comparative salaries of chief executive officers of companies of comparable size in the telecommunications industry, the Chief Executive Officer's individual performance and the Company's performance.

     OPTION REPRICING

     In April 1997, the Board of Directors (including the Compensation Committee) determined that it was in the best interest of the Company to offer to reprice the then-outstanding stock options of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. The objectives of the 1991 Stock Plan and the Company's other stock option plans are to promote the interests of the Company by providing employees and consultants an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. Given the substantial decline in fair market value of the Company's Common Stock in the approximately twelve months prior to April 1997, and the fact that many of the Company's employees had commenced work at the Company during that period, a large number of the Company's employees held stock option grants, before the repricing, with exercise prices substantially in excess of the fair market value of the Company's Common Stock in April 1997. It was the view of the Committee that stock options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by most optionees of the Company, and provided little, if any, equity incentive to the optionees. The Committee thus concluded that such option grants seriously undermined the specific objectives of the 1991 Stock Plan and the Company's other stock option plans and should be repriced.

     In this context, the Committee decided that effective April 14, 1997 (the "Grant Date") all optionees, except for Roger A. Dorf and the non-employee directors, holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock should receive one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $3.9375 per share, the closing sales price and fair market value of the Company's Common Stock on the Grant Date. The new options were subject to the same vesting rate as the canceled options, but the optionees who elected to participate in the repricing agreed to suspend vesting of these options for a period of six months after the Grant Date. Included in the repricing actions were certain of the options held by four of the Company's executive officers:
Dominic Genovese, Vice President of Sales, Otto Berlin, Vice President of International Sales, Todd Krautkremer, Vice President of Marketing, and Karen Ratta, Vice President of Manufacturing. In addition, on April 18, 1997, the Board resolved to reprice certain options to purchase shares of Common Stock held by Roger A. Dorf, the Company's President and Chief Operating Officer. The Board determined not to reprice Mr. Dorf's options on the same one-to-one basis as other option holders. Rather, in exchange for the cancellation of his original option to purchase 525,000 shares of Common Stock, Mr. Dorf received a repriced option to purchase 80% of such shares (420,000 shares) of Common Stock. In addition, the Board determined that the exercise price for Mr. Dorf's repriced option would be the greater of: (i) the closing sale price of the Company's Common Stock on the effective grant date of April 22, 1997 ($2.9375), and (ii) the closing sale price of the Company's Common Stock on April 14, 1997, which other option holders had previously received in the repricing ($3.9375). Thus, Mr. Dorf's new option has a per share exercise price of $3.9375, which is higher than the fair market value of the Company's Common Stock on the date of his grant. The new option includes vested shares as of the grant date equal to 80% of the number of shares that were then vested under Mr. Dorf's cancelled option. In addition, Mr. Dorf agreed to suspend vesting on this new option for a period of six months after April 22, 1997, at which time vesting will resume at the rate of 1/48th of the total number of 420,000 shares per month. In determining to reprice options, the Committee also considered the fairness of such a determination in relation to other stockholders. For this reason, the outside directors' options were not repriced. It is the opinion of the Board of Directors that this program helped build optionee morale and provided new incentives for the Company's employees and management and that the continued retention and motivation of the Company's employees and management is in the best interests of the Company's stockholders.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

     The compensation to be paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the company's executive officers for fiscal 1997 will exceed that limit. The Company's 1991 Stock Plan is structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1991 Stock Plan will qualify as "performance-based" compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

                         COMPENSATION COMMITTEE
                         Douglas C. Carlisle
                         Charles A. Haggerty
                         William J. O'Meara

PERFORMANCE GRAPH

     The following graph summarizes cumulative total stockholder return (assuming reinvestment of dividends) for the period beginning on the date the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934 (November 9, 1995) and ending at December 31, 1996.

     The graph assumes that $100 was invested on November 9, 1995 in: (i) the Common Stock of Sync Research, Inc., (ii) the Nasdaq Market Index and (iii) the MG Communications Index (provided by Media General Financial Services, Inc.). The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                                [GRAPHIC CHART]

     The following data points of the performance graph are supplied in accordance with Rule 304(d) of Regulation S-T.



                                                                      11/9/95              12/31/95            12/31/96
------------------------------------------------------------------------------------------------------------------------
 Sync Research, Inc.  Common Stock                                    $100.00              $102.84               $31.25
 Nasdaq Market Index                                                  $100.00              $101.13              $125.67
 MG Communications Index                                              $100.00              $105.73              $106.91

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation earned or received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus earned during 1996 exceeded $100,000 (the "Named Executive Officers").



                                                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                                       ------------------------------------------       -----------------------------------------

                                                                                             UNDERLYING              ALL OTHER
 NAME AND PRINCIPAL POSITION            YEAR          SALARY($)        BONUS($)           OPTIONS/SARS(#)          COMPENSATION
 ---------------------------            ----          ---------        --------           ---------------          ------------

 John H. Rademaker                      1996          $175,000
 Chief Executive Officer                1995          $175,000            -                      -                   $829 (1)
                                        1994          $173,439


 Roger A. Dorf                          1996          $176,250            -                  525,000(3)           $31,970 (1)(2)
 President and Chief Operating
   Officer

 Todd J. Krautkremer                    1996          $131,250

 Vice President of Marketing            1995          $130,859            -                   50,000(4)           $66,015 (1)(2)

 Nicholas Redding(5)                    1996          $150,000            -                       -                  $295 (1)
 Vice President of Engineering          1995          $106,250

 Dominic Genovese                       1996          $100,000        $34,044(6)             200,000(4)            $3,220 (1)(2)
 Vice President of Sales

---------------

(1) Includes life insurance premiums paid pursuant to a program generally available to all employees in the amount of $829 for Mr. Rademaker, $1,532 for Mr. Dorf, $216 for Mr. Krautkremer, $295 for Mr. Redding and $843 for Mr. Genovese.

(2) Includes temporary living allowances and other relocation expenses in the amount of $30,438 for Mr. Dorf, $65,799 for Mr. Krautkremer and $2,377 for Mr. Genovese.

(3) On March 11, 1996, Mr. Dorf was granted an option to purchase 525,000 shares of Common Stock at $18.00 per share. In an option repricing approved by the Board on April 18, 1997 and effected on April 22, 1997, this option was canceled and exchanged for an option to purchase 420,000 shares at $3.9375 per share, which was the higher of the closing sale price of the Company's Common Stock on Mr. Dorf's grant date of April 22, 1997 and April 14, 1997 (the effective date of repricing for other optionees). As consideration for the exchange, Mr. Dorf agreed to suspend the vesting on this new option during the six month period after April 22, 1997.

(4) On April 10, 1996, Mr. Krautkremer was granted options to purchase 50,000 shares of Common Stock at $22.25 per share. On May 28, 1996, Mr. Genovese was granted options to purchase 200,000 shares of Common Stock at $18.25 per share. In an option repricing, which was effective April 14, 1997, both of these options were canceled and exchanged for new options with an exercise price of $3.9375 per share, the closing sale price of the Company's Common Stock on April 14, 1997. As consideration for the exchange, Messrs. Krautkremer and Genovese agreed to suspend the vesting on these new options during the six month period after April 14, 1997.

(5)  Mr. Redding resigned from the Company, effective March 31, 1997.

(6)  Consists of $21,544 in sales commissions and $12,500 in bonus.

     The following tables set forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended December 31, 1996, and the value of all options held by such Named Executive Officers on December 31, 1996.

                      OPTION/SAR GRANTS IN FISCAL YEAR 1996


                                                    INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
                            -----------------------------------------------------------------                 VALUE AT ASSUMED
                              NUMBER OF         % OF TOTAL                                                ANNUAL RATES OF STOCK
                              SECURITIES       OPTIONS/SARS        EXERCISE                               PRICE APPRECIATION FOR
                              UNDERLYING        GRANTED TO          OR BASE                                  OPTION TERM (3)
                             OPTIONS/SARS      EMPLOYEES IN         PRICE         EXPIRATION        -------------------------------
           NAME               GRANTED(1)      FISCAL YEAR (2)       ($/SH)            DATE             5%($)             10%($)
           ----             --------------  -------------------   -----------    ------------       -------------------------------
John H. Rademaker                 -                  -                 -               -                   -                  -
Roger A. Dorf                 525,000(4)           28.1%          $  18.00(4)        3/11/06           $5,943,054        $15,060,866
Todd J. Krautkremer           50,000                2.7%          $  22.25(5)       10/10/06           $  699,645        $ 1,773,038

Nicholas Redding(6)               -                  -                 -               -                   -                  -
Dominic Genovese              200,000              10.7%          $  18.25(5)       11/28/06           $2,295,465        $ 5,817,160

---------------

(1) All options were granted pursuant to the Company's 1991 Stock Plan and become exercisable at the rate of one fourth of the shares subject to the option on the first annual anniversary of the vesting commencement date and 1/48th at the end of each month thereafter. No stock purchase rights were granted during 1996.

(2) Options to purchase a total of 1,869,273 shares of Common Stock were granted to employees in 1996, including options to purchase 504,000 shares of Common Stock pursuant to the Company's 1996 Non-Executive Option Plan (the "1996 Stock Plan"), 1,291,300 shares under the Company's 1991 Stock Plan and 79,973 shares under the Company's Assumed TyLink 1994 Stock Plan (of which 69,173 shares had been granted during 1996 prior to the TyLink acquisition). The 1996 Stock Plan was adopted by the Board of Directors on August 27, 1996. As of April 16, 1997, options to purchase a total of 1,177,072 shares had been authorized for issuance under the 1996 Plan, 1,079,340 of which were issued and outstanding at a weighted average exercise price of $ 3.9375 per share (after giving effect to the Company's option repricing program, which was effected April 14, 1997). All grants under the 1996 Plan have a per share exercise price equal to the fair market value of the Company's common stock on the date of grant. None of the executive officers or directors of the Company is eligible to participate in the 1996 Plan.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There is no assurance that the amounts reflected will be realized.

(4) On April 18, 1997, the Board approved the cancellation and repricing of Mr. Dorf's option to purchase 525,000 shares, effective April 22, 1997. Mr. Dorf received a new option to purchase 420,000 shares of Common Stock (80% of the shares subject to his original option) with an exercise price equal to $3.9375, the higher of: (i) the closing sale price of the Company's Common Stock on April 14, 1997 ($3.9375), the date on which other employees' options were repriced, and (ii) the closing sale price of the Company's Common Stock on his grant date, April 22, 1997 ($2.9375). As consideration for the exchange, Mr. Dorf agreed to suspend the vesting on his new option for the six month period after April 22, 1997, at which time vesting will resume at the rate of 1/48th of the total number of 420,000 shares per month.

(5) On April 10, 1996, Mr. Krautkremer was granted options to purchase 50,000 shares of Common Stock at $22.25 per share. On May 28, 1996, Mr. Genovese was granted options to purchase 200,000 shares of Common Stock at $18.25 per share. Both of these grants were canceled and exchanged for new options with an exercise price of $3.9375, the closing sale price of the Company's Common Stock on April 14, 1997, the effective grant date of the Company's option repricing program. As consideration for the exchange, Messrs. Krautkremer and Genovese agreed to suspend the vesting of these new options during the six month period after April 14, 1997.

(6)  Mr. Redding resigned from the Company, effective March 31, 1997.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996
                AND OPTION/SAR VALUES AT END OF FISCAL YEAR 1996

                                    SHARES                          NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                   ACQUIRED                         OPTIONS AT 12/31/96(1):          IN-THE-MONEY OPTIONS
                                      ON           VALUE                EXERCISABLE/                   AT 12/31/96(2)($):
NAME                               EXERCISE       REALIZED              UNEXERCISABLE              EXERCISABLE/UNEXERCISABLE
----                               --------       --------          ----------------------         -------------------------
 NAME
 John H. Rademaker                     -               -                       -                                 -
 Roger A. Dorf                         -               -                   -/525,000                            -/$0
 Todd J. Krautkremer                 3,500          $60,235              46,311/90,189                   $628,250/$544,561
 Nicholas Redding(3)                   -               -                 91,666/128,334                $1,242,074/$1,738,926
 Dominic Genovese                      -               -                   -/200,000                            -/$0

---------------

(1)  No stock appreciation rights (SARs) were outstanding during 1996.

(2) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1996 of $13.75. See "Executive Compensation and Related Information -- Compensation of Executive Officers -- Option/SAR Grants in Fiscal Year 1996," footnotes 4 and 5, for discussion of option repricing program which was effected in April 1997.

(3)  Mr. Redding resigned from the Company, effective March 31, 1997.

               EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     On September 30, 1996, the Company entered into Change of Control Severance Agreements with each of its officers. Effective April 23, 1997, the Board approved an amendment to these agreements to provide that upon a change of control of the Company, fifty percent (50%) of the officer's unvested options shall immediately vest. The remaining unvested options shall continue to vest at the same rate as the officer's original vesting schedule, so that the same number of options continue to vest per month as did prior to the change in control. In addition, the amendments to the agreements provide that the Company will enter into consulting arrangements with each such officer if he or she is involuntary terminated without cause or has his or her duties significantly reduced or is otherwise constructively terminated within twelve (12) months after a change of control of the Company. These consulting arrangements will last for up to twelve months (eighteen months in the case of Roger A. Dorf and John H. Rademaker) after such officer's termination. The agreements will provide that the officer will continue to receive compensation at the rate at which he or she was previously compensated during the twelve months prior to such termination. In addition, the terminated officer's unvested options will continue to vest during the consultancy period.

     The 1991 Plan provides that in the event of a merger or sale of all or substantially all of the assets of the Company, the Administrator of the 1991 Plan will either accelerate the vesting of options and stock purchase rights held by all employees, including executive officers, or shall accomplish the assumption or substitution of such options and stock purchase rights by the successor corporation.

                       REPORT ON REPRICING OF OPTIONS/SARS

     The following table sets forth all repricings of options held by the Company's executive officers. See "Report of Compensation Committee -- Option Repricing."


                                                                       10-YEAR OPTION/SAR REPRICING
                                     -----------------------------------------------------------------------------------------------
                                          NUMBER OF                                                                   LENGTH OF
                                          SECURITIES        MARKET PRICE                                           ORIGINAL OPTION
                                          UNDERLYING        OF STOCK AT      EXERCISE PRICE                        TERM REMAINING
                                          OPTIONS/SARS        TIME OF          AT TIME OF                              AT DATE
                                          REPRICED OR       REPRICING OR      REPRICING OR       NEW EXERCISE        OF REPRICING
         NAME               DATE          AMENDED (#)       AMENDMENT ($)     AMENDMENT ($)        PRICE ($)         OR AMENDMENT
         ----               ----          ------------      -------------    --------------      ------------      --------------



 Roger A. Dorf             4/22/97          420,000            $2.9375             $18.00            $3.9375            9 years
 President and Chief
   Operating Officer

 Todd J. Krautkremer       4/14/97           50,000            $3.9375             $22.25            $3.9375            9 years
 Vice President of
   Marketing

 Dominic Genovese          4/14/97          200,000            $3.9375             $18.25            $3.9375           9.1 years
 Vice President of
   Sales

 Karen Ratta               4/14/97           40,000            $3.9375             $22.25            $3.9375            9 years
 Vice President of
   Manufacturing

 Otto Berlin               4/14/97          130,000           $3.9375             $18.25             $3.9375          9.1 years
 Vice President of
   International
   Sales

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sales to 3Com, which owns more than 5% of the outstanding voting securities of the Company, accounted for 19.2% of net revenues of the Company in 1996. Robert J. Finocchio, Jr., a director of the Company, served as an officer of 3Com during 1996. On April 14, 1997, 3Com announced Mr. Finocchio's resignation from 3Com, effective May 31, 1997. Mr. Finocchio is not standing for reelection as a member of the Board at the Annual Meeting.

     On March 30, 1993, the Company loaned to John H. Rademaker, the President and Chief Executive Officer, $240,000 pursuant to a promissory note bearing interest at an annual rate of 5.88% and secured by 945,000 shares of the Company's Common Stock. On May 28, 1993, the Company loaned Mr. Rademaker $60,000 in connection with the purchase of a house, secured by a deed of trust on such house, and bearing interest at an annual rate of 5.46%. The largest aggregate amount outstanding under both of these loans during 1996 was $315,000, and both of these loans were repaid in full during 1996.

     In January 1995, the Company entered into a Consulting Agreement with Gregorio Reyes, the Chairman of the Board of Directors. This agreement provides for a monthly consulting fee of $6,000 per month to be paid to Mr. Reyes. For the year ended December 31, 1996, the Company paid Mr. Reyes $72,000 under this contract. This agreement may be terminated by either party upon thirty days' prior written notice.

     Pursuant to offer letters to each of Ronald Scioscia, the Company's Chief Financial Officer and Vice President of Finance and Administration, and Roger A. Dorf, the Company's President and Chief Operating Officer, the Company agreed to continue paying each of their salaries for one year and to accelerate the vesting of options to purchase shares of Common Stock initially granted to each of them by twelve months in the event either of them is terminated other than for "cause" within one year after a Change in Control (as defined therein) of the Company.

     In September 1996, the Company entered into change-of-control severance agreements with each of its officers. On April 23, 1997, the Board approved certain amendments to these agreements. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     The Company has granted shares of restricted stock and options to purchase stock to certain executive officers and outside directors. See "-- Compensation of Executive Officers," and "-- Compensation of Directors."

     The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In April 1997, the Company repriced certain options to purchase Common Stock granted to employees, including executive officers. See "Executive Compensation and Related Information -- Report of Compensation Committee" and "-
- Report on Repricing of Options/SARs."

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, directors Reyes, Carlisle, Haggerty and O'Meara comprised the Compensation Committee of the Board of Directors until August 22, 1996, when Mr. Reyes resigned from the Compensation Committee. (Mr. Carlisle is not standing for re-election as a member of the Board of Directors at the Annual Meeting.) None of these persons has ever been an officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks or other relationships during 1996 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1996, all Reporting Persons complied with all applicable filing requirements, except as follows: Roger Dorf, the Company's President and Chief Operating Officer and a director, filed one Form 4 late with respect to his open market purchase of 5,000 shares of the Company's Common Stock on July 25, 1996, and John Rademaker, the Company's Chief Executive Officer, filed one Form 5 late with respect to the exercise by certain third parties of options to purchase the Company's Common Stock which Mr. Rademaker had previously granted to such third parties. Options to purchase 10,000 shares of the Company's Common Stock were exercised by such third parties on July 15, 1996, and options to purchase 6,946 shares of Common Stock were exercised by such third parties on September 27, 1996




              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY  BLANK]

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

                                   By Order of the Board of Directors

                                   /s/ Ronald J. Scioscia
                                   ------------------------------
                                   Ronald J. Scioscia
                                   SECRETARY

Dated:  April 30, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF SYNC RESEARCH, INC.
                       1997 ANNUAL MEETING OF STOCKHOLDERS


The undersigned stockholder of Sync Research, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 1997, and hereby appoints John H. Rademaker and Ronald J. Scioscia or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Sync Research, Inc. to be held on June 13, 1997 at 2:00 p.m. local time, at the Marriott Suites, 500 Bayview Circle, Newport Beach, California, 92660, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

                                                                      SEE
                                                                     REVERSE
                                                                      SIDE

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
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/ X /  PLEASE MARK YOUR                                                                                                        /   /
       VOTES AS IN THIS
       EXAMPLE



                FOR ALL        WITHHOLD
               NOMINEES      AUTHORITY TO
             LISTED TO THE   VOTE FOR ALL
                 RIGHT         NOMINEES
              (EXCEPT AS     (EXCEPT TO THE
              INDICATED)         RIGHT)                                                                         FOR  AGAINST ABSTAIN


 1. Election    /  /             /  /            NOMINEES:  Gregorio Reyes, John     2. Proposal to ratify the  / /     / /      / /
    of                                                      H. Rademaker, Roger         appointment of Ernst &
    Directors                                               A. Dorf, Charles A.         Young LLP as the
                                                            Haggerty, William J.        independent public
                                                            O'Meara                     accountants of the
                                                                                        Company for the year
                                                                                        ending December 31, 1997
   /  /
         ------------------------------
          For all nominees except as
               noted above.
                                                                       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY
                                                                       DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR
                                                                       THE ELECTION OF DIRECTORS; (2) FOR RATIFICATION OF THE
                                                                       APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC
                                                                       ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH
                                                                       OTHER MATTERS AS MAY COME BEFORE THE MEETING.


SIGNATURE(S)                                                  DATE
            ---------------------------------------------         --------------               Mark here for
                                                                                              address change    /  /
NOTE:  This Proxy should be marked, dated, signed by the stockholder(s) exactly             and note at left.
as his or her name appears hereon, and returned in the enclosed envelope.
Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.

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